Exhibit 4.26

English Translation

BUSINESS OPERATION AGREEMENT

The Business Agreement (hereinafter referred to as the “Agreement”) was entered into on July 6, 2015 in Beijing, the People’s Republic of China (“China”):

Party A:	Beijing Changyou Gamespace Software Technology Co.,Ltd., having its registered address at Room 158, No.1 Building, No.3 Xijing Road, High-tech Park, Badachu, Shijingshan District, Beijing;

Party B:	Beijing Guanyou Gamespace Digital Technology Co., Ltd., having its registered address at Room 810, 7/F, No.1 Building, No.18 Yard B, Shijingshan Road, Shijingshan District, Beijing;

Party C:	Beijing Changyou Star Digital Technology Co., Ltd., having its registered address at Room A-1049, 2/F, No.3 Building, No.30 Yard, Shixing Street, Shijingshan District, Beijing.

Whereas:

1.

Party A is a wholly foreign-owned enterprise legally established and validly existing under the Chinese laws and is equipped with technical expertise and practical experience in computer software development and design, and also has rich experience and professionals in information technology and services;

2.

Party B, a limited liability company legally established and validly existing under the Chinese laws, can be engaged in internet information services and other value-added telecom business as approved by Beijing Communications Administration;

3.	Party C, a company legally established and validly existing under the Chinese laws, is a shareholder of Party B and holds Party B’s 100% equity;

4.

Party A and Party B have concluded business relationships through the Operation and Maintenance Services Agreement and the Technology Development and Application Services Agreement (the “Services Agreements”) and other agreements, under which, Party B shall pay all kinds of prices to Party A. Therefore, both parties acknowledge that, Party B’s daily operational activities will have substantial impacts on its ability to make corresponding payments to Party A;

5.	Now, the parties are willing to further make clear matters regarding Party B’s business through the Agreement.

NOW THEFEFORE, the parties hereby agree as follows to make clear their rights and obligations through friendly negotiations:

1.

In order to guarantee the implementation of the various business agreements between Party A and Party B and Party B’s payment of various payables to Party A, Party B and its shareholder Party C hereby agree that, without Party A’s prior written consent, Party B will not undertake any transactions possibly having substantial influence on its assets, obligations, rights or the company’s operations and Party B shall sign business contracts or agreements, sell or buy assets (except the statutory lien obtained by the related party) in the process of its normal business operations, including but not limited to the following contents:

1.1	lend money to any third party or undertake any debts;

1.2	sell or acquire any assets or rights to any third party, including but not limited to any intellectual property rights;

1.3	provide security interests for its assets or intellectual property to any third party;

1.4	transfer its agreements in terms of business to any third party.

2.	Party C makes further commitments to Party A as Party B’s shareholder:

2.1

without Party A’s written consent, it will not sell, transfer, mortgage or otherwise dispose of its legal or beneficial benefits in Party B’s equity, or allow to create any other security interests thereon, except for the benefits of Party A and/or its designated persons;

2.2

without Party A’s written consent, it will not make any shareholders decision leading to Party B’s merger or alliance with any person, or purchase of, or investment in any person or acquisition by any person, except acquisition by Party A or its designated person;

2.3

without Party A’s written consent, it will not incur any acts or omissions constituting any significant impacts on Party B’s assets, business, and liabilities; without Party A’s prior written consent, it will not sell, transfer, mortgage or otherwise dispose of any legal or beneficial benefits in Party B’s assets, business or income, or allow to create any other security interests thereon at any time as of the date hereof;

2.4	without Party A’s written consent, it will not require Party B to consent to or by making any shareholders’ decision consenting to distribute dividends or make profit distribution to shareholders;

2.5

without Party A’s written consent, it will not replenish, change or modify Party B’s articles of association, increase or decrease Party B’s registered capital in any form, or in any way change Party B’s equity structure;

2.6	agrees to sign the Power of Attorney attached as required by Party A on the date hereof, and within the term of the Agreement.

3.

In order to guarantee the implementation of the various business agreements between Party A and Party B and Party B’s payment of various payables to Party A, Party B and its shareholder Party C hereby agree to accept advice and guidance on the company’s policies in terms of Party B’s staff employment and dismissal, daily management and financial management system and so on provided by Party A from time to time.

4.

Party B and its shareholder Party C hereby agree that, Party C will appoint the candidate recommended by Party A as Party B’s director and Party B will appoint the senior officers who are employed by Party A and recommended by Party A as its general manager, chief financial officer and other senior officers. If the above senior officers of Party A leave, whether voluntarily or dismissed by Party A, they will at the same time disqualified for any of Party B’s post. In such a case, Party B will appoint other senior officers who are employed by Party A and recommended by Party A to take such post. The candidates recommended by Party A according to this article to Party B must conform to the legal qualifications of the applicable laws for directors, general manager, chief financial officer or other senior officers.

5.

Party B and its shareholder Party C hereby agree and confirm that, in the event that Party B requires any performance guarantee or liquidity loan guarantee during Party B’s business, Party B will firstly seek guarantee from Party A. In this case, Party A shall have the right but not obligation to provide appropriate guarantees at its own discretion. If Party A decides not to provide such guarantee, it shall timely send written notice to Party B, then Party B can seek guarantees from other third party.

6.

If any agreement between Party A and Party B terminates or expires, Party A shall have the right but no obligation to terminate all agreements between them, including but not limited to the Services Agreements.

7.

Any amendments and modifications to the Agreement shall be made in writing. The duly signed modification agreements and supplementary agreements with respect to the Agreement constitute an integral part hereof and bear the same legal effect as the Agreement.

8.

Where any provisions of the Agreement are ineffective or unenforceable due to their inconformity with the applicable laws, they will be deemed invalid within the jurisdiction of the related laws and does not affect the validity of other provisions hereof.

9.

Party B will not transfer its rights or obligations under the Agreement to any third party, unless with Party A’s prior written consent; Party B hereby agrees that Party A can transfer to other third party its rights and obligations under the Agreement when necessary. In such case, Party A is only required to send written notice to Party B when such transfer occurs and no longer secure Party B’s consent to that transfer.

10.

The parties acknowledge and confirm that the oral or written information exchanged with respect to the Agreement are confidential. The parties shall keep all such information confidential, and without the prior written consent of other party, they will not disclose any information to any third party, however, except the following information: (a) known by or will be known by the public (but not disclosed to the public by the receiving party without authorization); (b) as required to be disclosed by applicable laws or rules or regulations of the securities exchange; or (c) if any one party is required to disclose any information to its legal or financial advisor for the transactions contemplated hereunder, the said legal or financial advisers shall also be subject to the confidentiality similar to this clause. Breach of confidentiality by either party’s staff or the agency hired by that party will be deemed as that by that party, which shall therefore be liable for breach. The present term will survive the invalidity, changes, revocation, termination or inoperability of the Agreement for any reason.

11.	Conclusion, validity, execution, changes, interpretation, termination and disputes resolution of the Agreement shall be governed by the laws of China.

12.

If and in the event that the parties hereto have disputes on the interpretation and performance of the terms hereunder, the parties shall solve the same upon negotiations in good faith. Where an agreement fails to be concluded within thirty (30) days after the disputes happen, either party can submit the said disputes to Beijing Arbitration Commission for arbitration under its arbitration rules then in force. Arbitration is to take place in Beijing. The arbitral award is final and binding on all parties. When any dispute occurs and any dispute is under arbitration, except the matter in question, the parties may still exercise other rights under the Agreement and perform other obligations hereunder.

13.	The Agreement was signed by the parties’ authorized representatives as of the date first written above with immediate effect.

14.

Notwithstanding Article 13 of the Agreement, once valid, the Agreement constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof, and supersedes all previous oral and written ones with respect to the contents hereof reached by and among the parties before the Agreement.

15.

The Agreement is valid for ten (10) years unless early terminated in accordance with its related terms hereof or the related agreements separately concluded by the parties; Before the expiry of the Agreement, the Agreement can only be extended with Party A’s written confirmation and the extension time will be determined by Party A at its own discretion. If during the foregoing term, Party A’s or Party B’s operation term (including any extension period) expires or terminates for other reasons, the Agreement will terminate upon that termination, unless the party transfers its rights and obligations according to Article 9 hereof.

16.

Both parties agree and confirm that, for the purpose hereof, Party A’s (written) consent refers to that the matters are subject to the approval of Party A’s board of directors; if only Party C’s approval is required, the approval does not constitute Party A’s (written) consent hereunder.

17.

Unless renewed according to the relevant provisions of the Agreement, the Agreement will terminate upon maturity. During the term hereof, Party B shall not terminate the Agreement in advance. Notwithstanding the foregoing, Party A is entitled to terminate the Agreement at any time by sending prior written notice thirty (30) days in advance to Party B.

18.	The Agreement is made in four (4) copies of the same legal effect. Each party holds one (1).

THEREFORE, the parties sign or cause their authorized representatives to sign the Agreement as of the date first written above.

(The remainder of this page is intentionally left blank.)

[Signature Page]

Party A: Beijing Changyou Gamespace Software Technology Co.,Ltd.,

(seal)

Signature:

Party B: Beijing Guanyou Gamespace Digital Technology Co., Ltd.

(seal)

Signature:

Party C: Beijing Changyou Star Digital Technology Co., Ltd.

(seal)

Signature:

Supplementary Agreement to the Business Operation Agreement

This Supplementary Agreement (the “Agreement”) is entered into as of July 5, 2025 between and by the following Parties in Shijingshan District, Beijing, People’s Republic of China:

Party A: Beijing Changyou Gamespace Software Technology Co.,Ltd.

Party B: Beijing Guanyou Gamespace Digital Technology Co., Ltd.

Party C: Beijing Changyou Star Digital Technology Co.,Ltd.

In this Supplementary Agreement, “Party A”, “Party B” and “Party C” are collectively referred to as the “Parties”.

WHEREAS:

On July 6, 2015, Party A, Party B and Party C entered into the Business Operation Agreement (the “Original Agreement”), agreeing on matters related to Party B’s business operations, with a term of ten (10) years.

NOW,THEREFORE,

Through full and friendly consultations, the Parties have reached an agreement on the modification of the term of the Business Operation Agreement and hereby execute this Supplementary Agreement to set forth the relevant terms.

1. Modification of the Term

Article 15 of the Business Operation Agreement is amended to read as follows:

“15. Unless earlier terminated in accordance with the relevant provisions of this Agreement or any other written agreement separately entered into by the Parties, the term of this Agreement shall be twenty (20) years, commencing on July 6, 2015 and expiring on July 5, 2035. If Party A fails to send a written termination notice to Party B and Party C at least fifteen (15) days prior to the expiration of the term, this Agreement shall be automatically extended for another ten (10) years, and such extensions may be made indefinitely. If during the aforementioned term, Party A or Party B terminates its operations due to the expiration of its business term (including any extended term) or for any other reason, this Agreement shall terminate on the date of such Party’s termination, unless such Party has completed the transfer of its rights and obligations in accordance with Article 9 of this Agreement.”

2. Miscellaneous

1.

This Supplementary Agreement constitutes a valid supplement to the Original Agreement and shall have the same legal effect as the Original Agreement. This Supplementary Agreement shall take effect on the date specified at the beginning hereof upon being sealed by each Party with its official seal or special contract seal.

2.

This Supplementary Agreement forms an integral part of the Original Agreement. In case of any inconsistency or conflict between this Supplementary Agreement and the Original Agreement, the provisions of this Supplementary Agreement shall prevail; matters not covered by this Supplementary Agreement shall be governed by the provisions of the Original Agreement.

3.	This Supplementary Agreement is made in three (3) counterparts, with each Party holding one (1) counterpart. Each original counterpart shall have the same legal effect.

[No Text Below]

[Signature Page]

Party A: Beijing Changyou Gamespace Software Technology Co.,Ltd. (Seal)

Party B: Beijing Guanyou Gamespace Digital Technology Co., Ltd. (Seal)

Party C: Beijing Changyou Star Digital Technology Co.,Ltd (Seal)